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                                     EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Republic First Bancorp, Inc. on Form SB-2 of our report on Republic Bancorporation, Inc. for the year ended December 31, 1995 dated March 1, 1996, except Note 1 related to the merger which is dated June 7, 1996 and except Note 17 related to the stock split effected in the form of a dividend which is dated March 4, 1997, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

    DELOITTE & TOUCHE LLP

    Philadelphia, Pennsylvania

    November 7, 1997